Exhibit 99.1

INDEX TO CHINOOK CONSOLIDATED FINANCIAL STATEMENTS

Periods ended September 30, 2020 and 2019

Chinook Therapeutics U.S., Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$10,667	$11,203
Restricted cash	—	154
Prepaid expense and other current assets	990	1,174

Total current assets	11,657	12,531
Property and equipment, net and finance right-of-use asset	1,281	1,311
Operating lease right-of-use assets	3,104	1,880

Total assets	$16,042	$15,722

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable (including amounts due to related party of $277 and $250 at September 30, 2020 and December 31, 2019, respectively)	$3,224	$939
Finance lease liabilities-related party	—	75
Operating lease liabilities (including amounts due to related party of $0 and $163 at September 30, 2020 and December 31, 2019, respectively)	277	163
Accrued and other current liabilities (including amounts due to related party of $124 and $489 at September 30, 2020 and December 31, 2019, respectively)	5,280	1,250

Total current liabilities	8,781	2,427
Redeemable convertible preferred stock tranche liability	32,543	32,733
Finance lease liabilities–related party, net of current maturities	—	114
Operating lease liabilities, net of current maturities (including amounts due to related party of $0 and $1,732 at September 30, 2020 and December 31, 2019, respectively)	2,873	1,732

Total liabilities	44,197	37,006

Commitments and contingencies (Note 15)
Redeemable convertible preferred stock, $0.0001 par value; 65,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 40,500,000 and 26,000,000 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively; liquidation preference $40,500 and $26,000 as of September 30, 2020 and December 31, 2019, respectively	44,037	19,835
Stockholders’ deficit:
Common stock, $0.0001 par value; 87,000,000 shares authorized as of September 30, 2020 and December 31, 2019; 15,251,245 and 15,407,495 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	2	2
Additional paid-in capital	6,808	6,093
Accumulated deficit	(78,916)	(47,207)
Accumulated other comprehensive loss	(86)	(7)

Total stockholders’ deficit	(72,192)	(41,119)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$16,042	$15,722

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chinook Therapeutics U.S., Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating expenses:
Research and development (including related party expenses of $296 and $3,522 in the nine months ended September 30, 2020 and 2019, respectively)	$14,263	$7,815
General and administrative (including related party expenses of $224 and $890 in the nine months ended September 30, 2020 and 2019, respectively)	8,048	2,261

Total operating expenses	22,311	10,076

Loss from operations	(22,311)	(10,076)
Interest expense-related party	(13)	(26)
Other income, net	148	255
Change in fair value of redeemable convertible preferred stock tranche liability	(9,533)	(2,467)

Net loss	$(31,709)	$(12,314)

Net loss per share attributable to common stockholders, basic and diluted	$(2.23)	$(2.17)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	14,192,746	5,663,346

Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $0	$(79)	$(60)

Total other comprehensive income (loss)	(79)	(60)

Comprehensive loss	$(31,788)	$(12,374)

The accompanying notes are an integral part of these condensed consolidated financial statements

Chinook Therapeutics U.S., Inc.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except share amounts)

(unaudited)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2019	—	$—	6,746,000	$1	$—	$(688)	$6	$(681)
Net loss	—	—	—	—	—	(12,314)	—	(12,314)
Other comprehensive loss	—	—	—	—	—	—	(60)	(60)
Stock-based compensation expense	—	—	—	—	41	—	—	41
Issuance of common stock for acquisition or license of intellectual property	—	—	1,660,000	—	166	—	—	166
Issuance of restricted common stock	—	—	158,588	—	16	—	—	16
Issuance of Series A redeemable convertible preferred stock, net of issuance cost of $168, adjusted for $5,960 redeemable convertible preferred stock tranche liability	26,000,000	19,872	—	—	—	—	—	—

Balance at September 30, 2019	26,000,000	$19,872	8,564,588	$1	$223	$(13,002)	$(54)	$(12,832)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	26,000,000	$19,835	15,407,495	$2	$6,093	$(47,207)	$(7)	$(41,119)
Net loss	—	—	—	—	—	(31,709)	—	(31,709)
Other comprehensive loss	—	—	—	—	—	—	(79)	(79)
Stock-based compensation expense	—	—	—	—	714	—	—	714
Issuance of common stock upon exercise of stock options	—	—	15,000	—	1	—	—	1
Repurchase of unvested restricted stock awards	—	—	(171,250)	—	—	—	—	—
Issuance of Series A redeemable convertible preferred stock, net of issuance cost of $21, adjusted for $5,960 redeemable preferred stock tranche liability	14,500,000	14,479	—	—	—	—	—	—
Reclassification of redeemable-convertible preferred stock tranche liability upon exercise	—	9,723	—	—	—	—	—	—

Balance at September 30, 2020	40,500,000	$44,037	15,251,245	$2	$6,808	$(78,916)	$(86)	$(72,192)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chinook Therapeutics U.S., Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net loss	$(31,709)	$(12,314)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	248	100
Amortization of finance lease right-of-use asset	22	64
Non-cash operating lease expense	212	118
Stock-based compensation expense	714	41
Change in fair value of redeemable convertible preferred stock tranche liability	9,533	2,468
Research and development expenses paid through issuance of common stock (including $150 to related party)	—	166
Changes in operating assets and liabilities:
Prepaid and other current assets	(233)	(961)
Accounts payable (including related party amounts of $26 and $(177) for nine months ended September 30, 2020 and September 30, 2019, respectively)	2,321	150
Operating lease liabilities (including related party amounts of $(51) and $(108) for nine months ended September 30, 2020 and September 30, 2019, respectively)	(182)	(108)
Accrued and other current liabilities (including related party amounts of $(365) and $1,920 for nine months ended September 30, 2020 and September 30, 2019, respectively)	4,524	2,493

Net cash used in operating activities	(14,550)	(7,783)

Cash flows from investing activities
Purchases of property and equipment (including related party amounts of $270 and $367 for nine months ended September 30, 2020 and September 30, 2019, respectively)	(522)	(639)

Net cash used in investing activities	(522)	(639)

Cash flows from financing activities
Issuance of common stock	1	16
Repayment of finance lease liability-related party	(31)	(55)
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	14,479	25,785

Net cash provided by financing activities	14,449	25,746

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(67)	(36)

Net change in cash, cash equivalents and restricted cash	(690)	17,288
Cash, cash equivalents and restricted cash, at the beginning of the period	11,357	—

Cash, cash equivalents and restricted cash, at the end of the period	$10,667	$17,288

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets
Cash and cash equivalents	$10,667	$17,137
Restricted cash	—	151

Cash, cash equivalents and restricted cash in consolidated balance sheets	$10,667	$17,288

Supplemental disclosures of noncash investing and financing activities
Purchases of property and equipment included in accounts payable and in accrued and other current liabilities	$19	$—
Operating lease right-of-use asset recorded on the adoption of ASC 842-related party	$—	$1,995
Right-of-use asset for office space acquired through leases	$1,449	$—
Reduction of the tranche liability accounted for as a deemed contribution by preferred stockholders	$9,723	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Chinook Therapeutics U.S., Inc.

Notes to Condensed Consolidated Financial Statements (Unaudited)

1.     Organization

The accompanying condensed consolidated financial statements include the accounts of Chinook Therapeutics U.S., Inc. (the “Company”) and its wholly owned Canadian subsidiary, Chinook Therapeutics Canada, Inc. (“Chinook Canada”). The Company was incorporated in the state of Delaware on November 1, 2018, and is headquartered in Seattle, Washington. The Company is a biotechnology company focused on the development of precision medicines for kidney diseases.

2.     Merger Agreement

On June 1, 2020, the Company entered into a definitive merger agreement (“Merger Agreement”) with Aduro Biotech, Inc. (“Aduro”) to create a combined publicly-traded biotechnology company whose focus will be on the discovery, development and commercialization of precision medicines for kidney diseases. Under the terms of the Merger Agreement, the Company will merge with a wholly owned subsidiary of Aduro in an all-stock transaction (the “Merger”). Based on the exchange ratio formula in the Merger Agreement, immediately following the effective time of the merger, the former security holders of the Company, and the security holders of Aduro as of immediately prior to the effective time of the Merger, are each expected to own approximately 50% of the outstanding shares of the combined company’s common stock on a fully-diluted basis (in each case excluding equity incentives available for grant) subject to certain assumptions, including but not limited to (a) Aduro’s net cash as of closing being equal to $145 million and (b) the Company’s cash and cash equivalents as of closing being equal to $10 million. Certain of the Company’s stockholders are party to a support agreement with Aduro pursuant to which, among other things, each of these stockholders agreed, solely in his, her or its capacity as a Company stockholder, to vote all of his, her or its shares of Company capital stock in favor of (i) the adoption of the Merger Agreement and approval of the Merger, (ii) the approval of the related transactions contemplated by the Merger Agreement, (iii) the conversion of Company preferred stock into shares of Company common stock and (iv) the approval of certain additional proposals in connection with the Merger that the Company’s board of directors may recommend. The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. Further, the Company is expected to be the accounting acquirer based on the terms of the Merger Agreement and other factors, including: (i) the Company’s largest shareholder will retain the largest interest in the combined company; (ii) the Company will designate a majority (five of seven) of the initial members of the board of directors of the combined company; (iii) the Company’s executive management team will become the management of the combined company; and (iv) the combined company will be named Chinook Therapeutics, Inc. and be headquartered in Seattle, Washington.

Immediately prior to the execution and delivery of the Merger Agreement, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with certain of its existing investors, pursuant to which the investors agreed to purchase, in the aggregate, $25.0 million in promissory notes convertible into securities of Aduro. The notes were convertible into (i) securities issued in an equity financing transaction that closes concurrently with or within 30 days following the Merger in which the aggregate gross purchase price paid to the combined company is no less than $15 million, or (ii) if no such financing transaction is completed within 30 days, shares of common stock of the combined company after closing of the Merger based on the volume weighted average closing trading price of a share of common stock on Nasdaq for the five trading days ending the trading day immediately prior to the date such notes are converted, which must occur within 30 days following the Merger. The closing of the note financing is conditioned upon the closing of the Merger as well as certain other conditions.

In August 2020, the Company entered into subscription agreements (the “Company Pre-Closing Financing”) with certain investors, including existing investors of the Company previously party to the Note Purchase Agreement, pursuant to which the Company agreed to sell, and the investors party thereto agreed to purchase, an aggregate of $115 million of the Company’s common stock immediately prior to the closing of the Merger. The Merger is conditioned upon the closing of this financing in an aggregate amount of at least $25 million. The Company Pre-Closing Financing resulted in the cancellation of the Note Purchase Agreement.

On August 17, 2020, the Merger Agreement was amended to, among other things, reflect the Company Pre-Closing Financing. The amendment revises the exchange ratio to be used for purposes of determining the number of shares of Aduro common stock to be received by Chinook stockholders in the Merger to exclude the shares of common stock issued in the Company Pre-Closing Financing from the shares of the Company’s capital stock treated as outstanding for purposes of the exchange ratio. As a result of the amendment, immediately after the Merger, Aduro security holders as of immediately prior to the Merger are expected to own approximately 40% of the outstanding shares of the combined company on a fully-diluted basis, former Company security holders, excluding shares issued in the Company Pre-Closing Financing, are expected to own approximately 40% of the outstanding shares of the combined company on a fully-diluted basis, and shares issued in the Company Pre-Closing Financing are expected to be approximately 20% of the outstanding shares of the combined company on a fully-diluted basis. The post-merger ownership is subject to certain assumptions, including, but not limited to, (a) Aduro’s net cash as of closing being equal to $145 million and (b) the Company’s cash and cash equivalents as of closing being equal to $10 million, without giving effect to the Company Pre-Closing Financing.

On October 5, 2020, the Company Pre-Closing Financing was completed, and the Merger became effective (see Note 17).

3.     Liquidity and Going Concern

The Company has incurred significant net operating losses and negative cash flows from operations since inception and had an accumulated deficit of $78.9 million as of September 30, 2020. The Company has historically financed its operations primarily through the private placement of equity securities. To date, the Company has no product candidates approved for sale and therefore the Company has not generated any revenue from product sales, nor has the Company generated any revenue from collaborations or other agreements. Management expects operating losses and negative cash flows to continue for the foreseeable future, until such time, if ever, that it can generate significant sales of its product candidates currently in development or through collaboration or other agreements.

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year from the issuance date of these unaudited condensed consolidated financial statements. In connection with the issuance of its consolidated financial statements as of and for the year ended December 31, 2019, as well as the issuance of its interim condensed consolidated financial statements as of and for the three months ended March 31, 2020 and as of and for the six months ended June 30, 2020, management had previously concluded that there was substantial doubt about the Company’s ability to continue as a going concern. Subsequently, as a result of the Pre-Closing Financing and the Merger on October 5, 2020 (see Notes 2 and 17), management has concluded that the Company has sufficient liquidity to satisfy its obligations for at least one year from the issuance date of these unaudited condensed consolidated financial statements and, accordingly, the Company has alleviated the substantial doubt about the Company’s ability to continue as a going concern.

4.     Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The unaudited interim condensed consolidated financial statements and related disclosures have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited interim condensed consolidated financial statements include the Company’s accounts and the accounts of Chinook Canada, the Company’s wholly owned Canadian subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information

The accompanying condensed consolidated balance sheetas of September 30, 2020, and the condensed consolidated statements of operations and comprehensive loss, the condensed consolidated statements of redeemable convertible preferred stock and stockholders’ deficit and the condensed consolidated statements of cash flows for the nine months ended September 30, 2020 and 2019 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2020 and the results of its operations and its cash flows for the nine months ended September 30, 2020 and 2019. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2020 and 2019 are also unaudited. The results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period. The balance sheet as of December 31, 2019 included herein was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the interim condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of expenses during the reporting periods. Such estimates include the valuation of the redeemable convertible preferred stock tranche liability, deferred tax assets, useful lives of property and equipment, accruals for research and development activities, right-of-use assets, lease obligations and stock-based compensation. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, protection of proprietary technology, dependence on key personnel, reliance on single-source vendors and collaborators, availability of raw materials, patentability of the Company’s products and processes and clinical efficacy and safety of the Company’s products under development, compliance with government regulations and the need to obtain additional financing to fund operations. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical studies, clinical trials and regulatory approval, prior to commercialization. These efforts will require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance and reporting.

The Company’s product candidates are still in development and, to date, none of the Company’s product candidates have been approved for sale and, therefore, the Company has not generated any revenue from product sales.

There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be obtained or maintained, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will generate revenue from product sales. The Company operates in an environment of rapid technological change and substantial competition from other pharmaceutical and biotechnology companies. In addition, the Company is dependent upon the services of its employees, consultants and other third parties.

Moreover, the current COVID-19 pandemic, which is impacting worldwide economic activity, poses risk that the Company or its employees, contractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time which may delay the start-up and conduct of the Company’s clinical trials, and negatively impact manufacturing and testing activities performed by third parties. Any significant delays may impact the use and sufficiency of the Company’s existing cash reserves, and the Company may be required to raise additional capital earlier than it had previously planned. The Company may be unable to raise additional capital if and when needed, which may result in further delays or suspension of its development plans. The extent to which the COVID-19 (coronavirus) pandemic will impact the Company’s business will depend on future developments that are highly uncertain and cannot be predicted at this time.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) under its accounting standard codifications (“ASC”) or other standard setting bodies and adopted by the Company as of the specified effective date, unless otherwise discussed below.

In December 2019, the FASB issued Accounting Standards Update (“ASU”) No. 2019-12 – Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The standard update simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and also improves consistent application by clarifying and amending existing guidance. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The Company is assessing the impact of this guidance and is continuing to evaluate its impact on the consolidated financial statements.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). The standard changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses. The Company adopted this ASU effective January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s condensed consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13 – Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The standard eliminates certain disclosure requirements for fair value measurements for all entities, requires public entities to disclose certain new information, and modifies some disclosure requirements. The Company adopted this ASU effective January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s condensed consolidated financial statements and related disclosures.

5.     Fair Value Measurements

The Company records certain financial assets and liabilities at fair value in accordance with the provisions of ASC Topic 820 on fair value measurements. As defined in the guidance, fair value, defined as an exit price, represents the amount that would be received to sell an asset or pay to transfer a liability in an orderly transaction between market participants. As a result, fair value is a market-based approach that should be determined based on assumptions that market participants would use in pricing an asset or a liability. As a basis for considering these assumptions, the guidance defines a three-tier valuation hierarchy that prioritizes the inputs used in the valuation methodologies in measuring fair value.

Level 1: Unadjusted quoted prices in active, accessible markets for identical assets or liabilities.

Level 2: Quoted prices in markets that are not active or financial instruments for which all significant inputs are observable, either directly or indirectly.

Level 3: Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The determination of a financial instrument’s level within the fair value hierarchy is based on an assessment of the lowest level of any input that is significant to the fair value measurement. The Company considers observable data to be market data which is readily available, regularly distributed or updated, reliable and verifiable, not proprietary, and provided by independent sources that are actively involved in the relevant market.

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Level 1	Level 2	Level 3	Total
September 30, 2020
Assets:
Money market funds	$10,294	$—	$—	$10,294
Certificate of deposit	—	150	—	150

Cash equivalents (1)	10,294	150	—	10,444

Total fair value of assets	$10,294	$150	$—	$10,444

Liabilities:
Redeemable convertible preferred stock tranche liability	$—	$—	$32,543	$32,543

Total fair value of liabilities	$—	$—	$32,543	$32,543

(1)	Included in cash and cash equivalents in the condensed consolidated balance sheets

	Level 1	Level 2	Level 3	Total
December 31, 2019
Assets:
Money market funds	$9,338	$—	$—	$9,338

Cash equivalents (1)	9,338	—	—	9,338

Certificate of deposit	—	154	—	154

Restricted cash	—	154	—	154

Total fair value of assets	$9,338	$154	$—	$9,492

Liabilities:
Redeemable convertible preferred stock tranche liability	$—	$—	$32,733	$32,733

Total fair value of liabilities	$—	$—	$32,733	$32,733

(1)	Included in cash and cash equivalents in the condensed consolidated balance sheets

Money market funds are included within Level 1 of the fair value hierarchy because they are valued using quoted market prices. Certificate of deposit is classified within Level 2 of the fair value hierarchy as the valuation is obtained from third-party pricing services, which utilize industry standard valuation models, including both income-based and market-based approaches, for which all significant inputs are observable, either directly or indirectly, to estimate the fair value. These inputs include reported trades of and broker/dealer quotes on the same or similar securities, estimated interest rates based on the issuer credit rating and term, and other observable inputs.

The following table presents a summary of the changes in the fair value of the Company’s Level 3 financial instrument (in thousands):

Redeemable Convertible Preferred Stock Tranche Liability
Fair Value as of January 1, 2020	$32,733
Exercise	(9,723)
Change in fair value	9,533

Fair Value as of September 30, 2020	$32,543

Redeemable Convertible Preferred Stock Tranche Liability
Fair Value as of January 1, 2019	$—
Recognition of redeemable convertible preferred stock tranche liability	5,914
Change in fair value	2,467

Fair Value as of September 30, 2019	$8,381

The fair value of the redeemable convertible preferred stock tranche liability is based on significant unobservable inputs, which represent Level 3 measurements within the fair value hierarchy. In determining the fair value of the redeemable convertible preferred stock tranche liability, the Company used the Probability-Weighted Expected Return Method, “PWERM” (see Note 9).

6.     Property and Equipment, net and Finance Lease Right-of-Use Asset

Property and equipment, net and finance lease right-of-use asset consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Research and lab equipment	$852	$640
Computer equipment	145	57
Computer software	22	10
Furniture and fixtures	89	84
Leasehold improvements	559	464

	1,667	1,255
Total accumulated depreciation	(386)	(139)

Property and equipment, net	1,281	1,116
Finance lease right-of-use asset	—	195

Property and equipment, net and finance lease right-of use asset	$1,281	$1,311

Depreciation and amortization expense for property and equipment during the nine months ended September 30, 2020 and 2019 was $0.3 million and $0.1 million, respectively. Substantially all of the Company’s property and equipment as of September 30, 2020 and December 31, 2019 was located at Chinook Canada.

7.     Accrued Liabilities and Other

Accrued liabilities and other consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Professional services	$2,480	$73
Property and equipment	—	489
Compensation and benefits	1,170	621
Research and development expenses	1,495	—
Business taxes	135	67

	$5,280	$1,250

8.     License Agreements

AbbVie Ireland Unlimited Company

On December 16, 2019, the Company entered into a license agreement (the “License Agreement”) with AbbVie Ireland Unlimited Company (“AbbVie”), which granted the Company an exclusive license to atrasentan, an endothelin receptor antagonist, under AbbVie’s patent rights to develop and commercialize licensed products for the treatment of rare, severe chronic kidney diseases. Under the agreement, the Company assumes all global development and commercialization responsibilities for atrasentan. In consideration of the license and rights granted under the License Agreement, the Company made an upfront cash payment and issued 6,842,907 shares of common stock for total consideration of $6.7 million to AbbVie. The Company concluded that this transaction should be accounted for as an asset purchase, and as such, recorded the associated expense within research and development expense on the Company’s statements of operations and comprehensive loss, as the product has not reached technological feasibility and does not have alternative future use. Under the License Agreement, the Company is obligated to make contingent development, regulatory and commercial milestone payments, of up to a maximum of $135 million in the aggregate, as well as pay royalties on the worldwide net sales of licensed products ranging from upper-single-digit to high-teen percentages. Prior to entering this License Agreement, AbbVie was not a related party.

The Company did not recognize any milestone payments for the nine months ended September 30, 2020. As of September 30, 2020, the Company did not have any payable or receivable balances associated with the License Agreement.

9.     Redeemable Convertible Preferred Stock Tranche Liability

The terms of the Series A redeemable convertible preferred stock agreement includes provisions requiring the investors to purchase, and obligating the Company to deliver, additional shares of redeemable convertible preferred stock at a specified price in the future based on the achievement by the Company of certain development-based milestones (see Note 11). The investors are also able to waive the milestone requirements, which provides the investors with options to purchase additional Series A redeemable convertible preferred stock if the milestones are not met. The rights to purchase additional shares were recorded as a tranche liability, in accordance with the guidance applicable to freestanding instruments to issue shares that are redeemable, at the estimated fair value of the obligation on the date of issuance with the carrying value adjusted at each reporting date for any changes in estimated fair values.

The Company estimates the fair value of the redeemable convertible preferred stock tranche liability related to each milestone utilizing the income approach using unobservable inputs including (a) future per share value of Series A redeemable convertible preferred stock upon achievement of the milestone, (b) estimated term until date of milestone achievement, and (c) probability of milestone achievement. As of December 31, 2019 and September 30,

2020, the future per share value of Series A redeemable convertible preferred stock upon achievement of the milestone and the probability of milestone achievement for each tranche were calculated on a probability-weighted basis considering public offering/merger and private exit scenarios. As of December 31, 2019, these scenarios were given equal weighting and as of September 30, 2020, substantially all of the weighting was given to the public offering/merger scenario. The future cash flows are discounted to their fair values as of each valuation date using one or more discount rates, depending on the number of probability-weighted scenarios employed. The redeemable convertible preferred stock tranche liability was valued as of the dates indicated using the following weighted, where applicable, assumptions:

	Future Value of Series A Redeemable Convertible Preferred Stock	Term	Probability
February 6, 2019 (upon issuance)	$1.05 -$2.49	1.15 - 3.40 years	39.0% - 75.0%
December 31, 2019	$1.69 -$2.61	0.17 - 0.75 years	71.0% - 93.0%
September 30, 2020	$2.32 -$2.33	0.09 - 0.25 years	99.5% - 99.8%

For the February 6, 2019 valuation date, the Company utilized a discount rate of 10%. For the December 31, 2019 valuation date, the Company used multiple discount rates of 10% and 40%. For the September 30, 2020 valuation date, the Company used a discount rate of 15%.

Upon issuance, the fair value of the redeemable convertible preferred stock tranche liability was recorded as a reduction in the amounts paid by investors attributable to the purchase of Series A redeemable convertible preferred stock.

Pursuant to the terms of the Merger Agreement, as amended, the outstanding redeemable convertible preferred stock tranche rights terminated in connection with the closing of the Merger on October 5, 2020.

10.     Common Stock

The Company is authorized to issue common stock, with a par value of $0.0001 per share. As of September 30, 2020 and December 31, 2019, there were 87,000,000 shares of common stock authorized.

Common stockholders are entitled to dividends if and when declared by the Board of Directors (the “Board”) subject to the prior rights of the preferred stockholders. As of September 30, 2020, no dividends on common stock had been declared by the Board.

The Company had the following shares of common stock reserved for future issuance:

	September 30, 2020	December 31, 2019
Conversion of redeemable convertible preferred stock	40,500,000	26,000,000
Conversion of redeemable convertible preferred stock issuable upon exercise of the redeemable convertible preferred stock tranche rights	24,500,000	39,000,000
Stock options available for future grant	1,314,244	1,713,061
Stock options issued and outstanding	6,807,622	2,498,822

Total common stock reserved	73,121,866	69,211,883

11.     Redeemable Convertible Preferred Stock

In February 2019, as amended in July 2019, the Company entered into a Series A financing transaction, pursuant to which the Company was authorized to issue up to 65,000,000 shares of Series A redeemable convertible preferred stock having a per share par value of $0.0001, at a purchase price of $1.00 per share.

The issuance of Series A redeemable convertible preferred stock consists of four tranches:

•

The first tranche consisted of two closings, the first in February 2019 resulting in the issuance of 20,000,000 shares at $1.00 per share, for total gross proceeds of $20.0 million, out of which 13,333,333 shares were issued to an existing common stockholder at $1.00 per share, for total gross proceeds of $13.3 million. The second closing occurred in July 2019, resulting in the issuance of 6,000,000 shares at $1.00 per share, for total gross proceeds of $6.0 million.

•

The second tranche is for 14,500,000 shares and initially required either (i) the Company’s delivery of a written certification by the Board, including at least two of the Preferred Directors (the “Preferred Director Approval”), of nomination by the Company’s management of one development candidate for initiation of investigational new drug (“IND”)-enabling development in any indication, or (ii) the waiver by the Requisite Purchasers (as defined in the Series A stock purchase agreement) of the satisfaction of the above closing condition. Commensurate with the third tranche financing in February 2020, the Company and the holders of Series A redeemable convertible preferred stock agree to revise the second tranche so it requires the Company’s delivery of a written certification by the Board, including the Preferred Director Approval, of the Company’s cash and cash equivalents being less than or equal to $10.0 million. As of September 30, 2020, the second tranche had not closed.

•

The third tranche is for 14,500,000 shares and requires either (i) the Company’s delivery of a written certification by the Board, including the Preferred Director Approval, of (A) achievement of one of the following milestone events of (a) nomination by the Company’s management and approval by the Board, including the Preferred Director Approval, of a second development candidate (which may be a Board approved in-licensed compound) for initiation of IND-enabling development in any indication other than that addressed by the development candidate that satisfied the second closing milestone, or (b) filing of an IND by the Company with no hold placed on the program after the 30-day waiting period, or (c) closing of a strategic partnership, acceptable to the Board, that either (1) yields at least $20.0 million in upfront consideration, or (2) results in the in-license by the Company of an IND-ready or clinical-stage program in any indication, and (B) the Company’s cash and cash equivalents balance being less than or equal to $5.0 million, or (ii) the waiver by the Requisite Purchasers of the satisfaction of the above closing conditions. This tranche closed on February 5, 2020 resulting in the issuance of 14,500,000 shares at $1.00 per share, for total gross proceeds of $14.5 million.

•

The fourth tranche is for 10,000,000 shares and requires either (i) the Company’s delivery of a written certification by the Board, including the Preferred Director Approval, of (A) achievement of one of the following milestone events of (a) a clinical study in any program has provided evidence of pharmacologic activity or efficacy that constitutes clinical proof of concept sufficient to justify further development of that program and there are no safety findings that prevent commercially reasonable further development of that program, or (b) filing of a second IND in any indication except that addressed by the Company’s first IND if such lead program still is successfully progressing, or (c) closing of a strategic partnership, acceptable to the Board that either yields at least $50.0 million in upfront consideration or results in the in-license by the Company of an IND-ready or clinical-stage program in any indication not already under active development, and (B) the Company’s cash and cash equivalents balance being less than or equal to $5.0 million, or (ii) the waiver by the Requisite Purchasers of the satisfaction of the above closing conditions. As of September 30, 2020, the fourth tranche had not closed.

As disclosed above, pursuant to the terms of the Merger Agreement, as amended, the outstanding redeemable convertible preferred stock tranche rights terminated in connection with the closing of the Merger on October 5, 2020.

As of September 30, 2020, redeemable convertible preferred stock consisted of the following (in thousands, except per share and share amounts):

	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	65,000,000	$1.00	40,500,000	$44,037	$40,500

	65,000,000		40,500,000	$44,037	$40,500

As of December 31, 2019, redeemable convertible preferred stock consisted of the following (in thousands, except per share and share amounts):

	Shares Authorized	Original Issue Price	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	65,000,000	$1.00	26,000,000	$19,835	$26,000

	65,000,000		26,000,000	$19,835	$26,000

The rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the Company’s capital stock or the holders thereof are as follows:

Voting

The Series A redeemable convertible preferred stockholders vote with the common stockholders on an as converted basis into common stock and as a single class.

The holders of shares of Series A redeemable convertible preferred stock shall be entitled, voting separately as a separate class, to elect four directors of the Company (the “Series A Directors”). The holders of shares of common stock shall be entitled, voting separately as a single class, to elect one director of the Company. The holders of shares of common stock and redeemable convertible preferred stock shall be entitled, voting together, to elect the remaining directors of the Company.

Dividends

Holders of the Series A redeemable convertible preferred stock are entitled to noncumulative dividends at an annual rate of $0.08 per share, when and if declared by the Board.

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company in any fiscal year unless the holders of the Series A redeemable convertible preferred stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A redeemable convertible preferred stock in an amount at least equal to (i) all declared but unpaid dividends with respect to all outstanding shares of Series A redeemable convertible preferred stock, (ii) in the case of a dividend on common stock or any class or series that is convertible into common stock, that dividend per share of Series A redeemable convertible preferred stock as would equal the product of (A) the dividend payable on each share of such class or series determined on an as-converted basis, if applicable, and (B) the number of shares of common stock issuable upon conversion of a share of Series A redeemable convertible preferred stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (iii) in the case of a dividend on any class or series that is not convertible into common stock, at a rate per share of Series A redeemable convertible preferred stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series (“recapitalizations”) and (B) multiplying such fraction by an amount equal to the Series A original issue price.

No dividends have been declared or paid to date.

Conversion

Each share of Series A redeemable convertible preferred stock shall be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration, into such number of fully paid and non-assessable shares of common stock as is determined by dividing the Series A redeemable convertible preferred stock original issue price by the Series A redeemable convertible preferred stock Conversion Price in effect at the time of conversion. The Series A conversion price shall initially be equal to $1.00. If, after the issuance date of the Series A redeemable convertible preferred stock, the Company issues or sells, or is deemed to have sold, additional shares of common stock without consideration or for a consideration per share less than the conversion price of Series A redeemable convertible preferred stock in effect immediately prior to the issuance of such additional shares of common stock, except for certain exceptions allowed, the conversion price of Series A redeemable convertible preferred stock would be adjusted. As of September 30, 2020, Series A redeemable convertible preferred stock was convertible into the Company’s shares of common stock on a one-for-one basis.

Additionally, each share of Series A redeemable convertible preferred stock automatically converts into common stock at the effective conversion rate upon the closing of a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1993, in which the public offering proceeds exceed $50.0 million and the price per share is at least $5.00, or upon written consent of a majority of the holders of Series A redeemable convertible preferred stock.

Liquidation

In the event of any (i) voluntary or involuntary liquidation, dissolution or winding up of the Company; or (ii) a merger, acquisition or consolidation of the Company, any transaction or series of transactions in which more than 50% of the voting power of the Company is transferred, or a sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company (each of such events a “Deemed Liquidation Event”), the holders of shares of Series A redeemable convertible preferred stock then outstanding shall be entitled to be paid before any payment shall be made to the holders of common stock an amount per share equal to the Series redeemable convertible preferred stock’s original issue price of $1.00 per share, plus any dividends declared but unpaid thereon.

If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A redeemable convertible preferred stock the full amount to which they shall be entitled, the holders of shares of Series A redeemable convertible preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After the payment to the holders of Series A redeemable convertible preferred stock of the full preferential amounts specified above, all of the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A redeemable convertible preferred stock and common stock pro rata based on the number of shares of common stock held by each such holder on an as-converted basis.

Redemption and Balance Sheet Classification

The redeemable convertible preferred stock is recorded within mezzanine equity on the balance sheets because while it is not mandatorily redeemable, it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control.

12.     Stock-based Compensation

Restricted Stock

Activity with respect to restricted stock was as follows:

	Number of Shares Underlying Outstanding Restricted Stock	Weighted Average Grant Date Fair Value
Unvested, January 1, 2020	1,423,088	$0.10
Repurchased	(171,250)	$0.10
Vested	(389,167)	$0.10

Unvested, September 30, 2020	862,671	$0.10

Stock Options

A summary of stock option activity is set forth below (aggregate intrinsic value in thousands):

		Outstanding Awards
	Number of Shares Available for Grant	Number of Shares Underlying Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding, January 1, 2020	1,871,649	2,498,822	$0.10	9.41	$1,872
Options authorized	3,766,395
Options granted	(4,461,000)	4,461,000	$0.12
Options exercised	—	(15,000)	$0.10
Options forfeited or canceled	137,200	(137,200)	$0.12

Outstanding, September 30, 2020	1,314,244	6,807,622	$0.11	9.19	$15,092

Shares exercisable September 30, 2020		2,145,902	$0.10	8.67	$4,784
Vested and expected to vest, September 30, 2020		6,807,622	$0.11	9.19	$15,092

Total stock-based compensation expense recognized was as follows (in thousands):

	Nine Months Ended September 30,
	2020	2019
Research and development	$334	$21
General and administrative	380	20

Total stock-based compensation	$714	$41

As of September 30, 2020, the Company had $4.1 million of total unrecognized stock-based compensation costs which it expects to recognize over a weighted-average period of 3.4 years.

13.     Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders, which excludes unvested restricted shares and shares which are legally outstanding, but subject to repurchase by the Company (in thousands, except share and per share data):

	Nine Months Ended September 30,
	2020	2019
Numerator:
Net loss attributable to common stockholders	$(31,709)	$(12,314)

Denominator:
Weighted-average shares outstanding	15,281,519	7,434,593
Less: weighted-average unvested restricted shares and shares subject to repurchase	(1,088,773)	(1,771,247)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	14,192,746	5,663,346

Net loss per share attributable to common stockholders, basic and diluted	$(2.23)	$(2.17)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the period presented because including them would have been antidilutive:

	September 30,
	2020	2019
Redeemable convertible preferred stock	40,500,000	26,000,000
Conversion of redeemable convertible preferred stock issuable upon settlement of the redeemable convertible preferred stock tranche liability	24,500,000	39,000,000
Options to purchase common stock	6,807,622	2,468,822
Unvested restricted stock awards	862,671	1,844,588

Total	72,670,293	69,313,410

14.     Income Taxes

For the nine months ended September 30, 2020 and 2019, the Company did not record an income tax provision. The Company maintains a full valuation allowance against its U.S. Federal and Canadian deferred tax assets as the Company believes it is more likely than not the benefit will not be realized.

15.     Commitments and Contingencies

Leases

In December 2019, the Company entered into a non-cancellable lease agreement to lease approximately 3,000 square feet of office space located in Seattle, Washington. The term of the lease is 2 years commencing on January 1, 2020. The total base lease payments over the life of the lease is $0.2 million. The Company has an option to extend the lease term for 24 months after expiration of the initial lease term. The lease commenced in January 2020 upon which the Company recognized $0.2 million operating right-of-use asset and lease liabilities.

Beginning December 1, 2018, the Company leased its Vancouver B.C. facility from a related party under a sublease agreement. On April 29, 2020, the Company entered into a Lease Assignment and Assumption agreement with the related party transferring the lease for the Company’s Vancouver, B.C. facility to the Company. The current term of the lease expires August 31, 2027, and contains a mutual early termination right that allows either the lessor or the Company to terminate the lease on August 31, 2022 by providing not less than one year’s written notice of its intent to terminate to the other party.

Indemnification Agreements

In the ordinary course of business, the Company enters into agreements that may include indemnification provisions. Pursuant to such agreements, the Company may indemnify, hold harmless and defend an indemnified party for losses suffered or incurred by the indemnified party. Some of the provisions will limit losses to those arising from third party actions. In some cases, the indemnification will continue after the termination of the agreement. The maximum potential amount of future payments the Company could be required to make under these provisions is not determinable. The Company has never incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. The Company has also entered into indemnification agreements with its directors and officers that require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by Delaware corporate law. The Company currently has directors’ and officers’ liability insurance.

Legal Proceedings

From time to time, the Company may become involved in litigation relating to claims arising from the ordinary course of business. Management believes that there are no actions pending against the Company currently, the ultimate disposition of which would have a material adverse effect on the Company’s results of operations, financial condition or cash flows.

Additionally, see subsequent event footnote for discussion of other commitments and contingencies.

16.     Related Party Transactions

During the nine months ended September 30, 2020 and 2019, the Company subleased part of its office space to an affiliate of a shareholder, at approximately $10,500 to $25,500 for base rent plus operating costs per year. During the nine months ended September 30, 2020, the Company received less than $0.1 million from such related party for rent and operating expenses. As of September 30, 2020, the Company had $0 accounts receivable outstanding from such related party.

In November 2018, the Company entered into a services agreement with a related party under which such related party provides the Company with office space, equipment furniture, and other services, including outsourced personnel and support services, which are billed to the Company at cost plus 10% markup. During the nine months ended September 30, 2020 and 2019, the Company paid $0.5 and $3.5 million, respectively, to the related party for office space, equipment, and other support services. The Company owed this related party $0.4 million and $0.6 million, which were included in accounts payable as of September 30, 2020, and December 31, 2019, respectively.

During July 2019, the Company entered into an agreement with a stockholder to purchase intellectual property. Chinook issued 1,500,000 shares of common stock with a value of approximately $0.2 million for such intellectual property in 2019 and there were no accounts payable due to this stockholder as of September 30, 2020 and December 31, 2019. In March 2019, the Company entered into an asset purchase agreement with a related party to acquire certain research and development assets and paid this related party $2.0 million for these assets on December 31, 2019, and paid $0.1 million in January 2020 for the associated sales taxes.

17.     Subsequent Events

The Company has evaluated events occurring between September 30, 2020 and November 5, 2020, the date the condensed consolidated financial statements were available to be issued.

On October 1, 2020, the stockholders of Aduro approved the Merger, which was effective on October 5, 2020 and pursuant to which the Company became a wholly owned subsidiary of Aduro and the surviving corporation of the Merger. Pursuant to the terms of the Merger Agreement, Aduro issued shares of its common stock to the Company’s stockholders, at an exchange ratio of 0.292188 shares of Aduro common stock for each share of the Company’s capital stock outstanding immediately prior to the Merger. Aduro also assumed all of the stock options outstanding under the Company’s 2019 Equity Incentive Plan, as amended, at the same exchange ratio.

On October 5, 2020, immediately prior to the closing of the Merger, the Company Pre-Closing Financing was completed, pursuant to which the Company issued 47.9 million shares of common stock at a price per share of $2.40, for net proceeds of approximately $109.6 million.